Exhibit 10.11

Vinlandslelö ehf, Reg. No. 601299-6239, Stangarhyl 5, Reykjavík, Iceland, hereafter referred to as the Lessor, and NimbleGen Systems of Iceland LLC –útibú a Ísandi, Reg. No. 68102-2790, Snorrabrault 60, Reykjavík, Iceland, hereafter referred to as the Lessee, hereby entering into the following:

AGREEMENT

1.	Introduction

1.1	The lesser agrees to lease and the Lessee agrees to rent the property located at Vinlandslelö 2-4, Reykjavík, Iceland (the official number of that property is 225-9566), the leased part is the ground/first floor and a part of the second floor.

2.	The leased property

2.1	The leased property which consists of a store, offices, stockroom, garbage storage and a part of technical room on the ground/floor is a total of 1.176,5 square meters (hereafter SM), but included in that figures is a 142,4 sm. mezzanine. If the size of the mezzanine changes the rent changes according to that.

2.2	The leased property which consists of a store and/or a stockroom on the second floor is 264,5 SM.

2.3	The leased property is better defined in enclosed preliminary drawing (see appendix 1).

2.4	The right to use and enjoy the common area of the property is included in the lease.

3.	Term

3.1	The lease starts when the property is delivered to the Lessee, which is expected to take place on 15 September 2005 and ends on the 14, September 2013.

3.2	The leased property shall be delivered ready for occupancy by the Lessee which entails that it is in the shape described in this Agreement and its appendices and that the changes, improvements and additions provided for herein have been concluded. In any event, the Lessee’s obligation to pay rent will not commence until the property is delivered, complete and an occupancy permit has been issued. The lease term shall be extended for any delay in Lessee obtaining occupancy, given that such a delay is not Lessor’s responsibility.

3.3	The Lessee has the possibility to extend the Agreement by sending the Lessor a deceleration one year prior to the end of this Agreement, according to article 3.1 above. The agreement will then be prolonged for another five (5) years.

4.	The lease

4.1	The lease for the ground floor/first floor of the property, according to article 2.1., is Icelandic kronur (ISK) 1.200,- per SM, which means the lease per month is ISK 1.411.800,-. The lease shall remain fixed during the lease term, with the exception of article 4.4.

4.2	The lease for the second floor of the property, according to article 2.2., is Icelandic kronur (ISK) 1.050,- per SM, which means the lease per month is ISK 277.725,-. The lease shall remain fixed during the term, with the exception of article 4.4.

4.3	In addition to the rent, according to article 4.1. and 4.2., the Lessee shall pay Value Added Tax.

4.4	The lease is linked to the exchange rate of two foreign currencies and shall equally (50/50) be linked to the exchange rate of the United States Dollar (USD) and the Euro (EUR).

4.5	The lease shall be paid monthly, one month in advance, on the first day of each month. It will be collected with an invoice. The cost of the collection of the lease shall be paid by the Lessee. The deadline to pay the lease is on the seventh day of each month and if it has not been paid on that date the Lessor has the possibility to add interest interests to the lease according to the III. chapter of the Icelandic interest law no. 38/2001.

5.	Additional rent

5.1	The Lessee will pay the Lessor additional rent, ISK 170.000,- + VAT, every month for the first sixty (60) months of the lease term, because of the changes that the Lessor has made on the leased property according to the wishes of the Lessee (see appendix 2), which the parties have agree upon and signed and which shall be considered a part of this contract.

5.2	Article 4 about the lease applies to the additional rent, especially articles, 4.3., .4.4, and 4.5.

6.	Condition of the leased property upon delivery

6.1	The Lessor delivers the leased property in the condition which is described the description of the Leased Property (see appendix 3), which shall be considered a part of this contract.

6.2	The lessor will also supervise and carry out the changes of the leased property, on behalf of the Lessee, agreed upon in a special agreement, according to appendix 3, which shall be considered a part of this agreement.

7.	Revision of the Lessee

7.1	It is necessity for the Lessee because of the nature of his operations to make certain changes on the leased property, for example to buy and put up an air-condition system. The Lessee can make changes on the leased property. With the exception of the air-condition system such amendments shall, at the termination of the contract, become part of Lessor’s property. Lessee may, at is own cost, abstract the air-condition system, unless otherwise agreed between the parties.

8.	The use of the leased property

8.1	The Lessee will be using the leased property for his high tech operations. The lessee shall make sure that his operations do not interrupt the tenants or landlords in the house or the property around the house.

8.2	The Lessee pledge to take good care of the leased property and make sure that his use is according to Icelandic health regulations.

8.3	The Lessee can put signs in the windows and on the outside walls of the leased property but prior he has to consult with the Lessor.

8.4	The Lessee must make sure that his operations are according to Icelandic law and regulations during the lease term, for example according to fire-,heath-and electricity regulations. All changes that have to be made on the leased prosperity because of public regulations are to be made by the Lessor and at his cost. If unusual demands of this kind will be made because of the special operations of the Lessee by public authorities, the Lessee will bear the cost.

9.	Sublease and priority

9.1	The Lessee can sublease the property with Lessor’s approval. When the lease term ends the Lessee has priority to the leased property.

9.2	The Lessee has priority to the upper floor of the leased property which the company TO ltd., is leasing today.

10.	Orderliness and duties

10.1	The Lessee has the obligation to take good care of the leased property.

10.2	The Lessor can, after consulting with the Lessee, enter the leased property, to make changes that are required on the property or for surveillance.

11.	Operational cost

11.1	The Lessor pays all fixed cost which has to do with the ownership of the property, i.e. property tax, fire insurance, house owner insurance, which includes damage to glass. In addition the Lessor pays all other public duties which are not directly linked to his ownership independent of the use of the property.

11.2	The Lessor takes care of all maintenance on the outside of the house i.e. the roof, walls, electrical wires and plumbing and structural frames. The Lessee has the obligation in the same manner to maintain the leased part of the property inside, for example maintenance on the floors, windows, doors, locks, lights and toilets.

11.3	The cost of paint work will be split as above. The Lessor pays for paint job being done outside of the building, but the Lessee for the paint job inside of his part of the building. Lessee shall be responsible for cleaning on the building outside, including windows, snow removal etc. The Lessor shall be responsible for moving laws.

12.	Changes

12.1	The Lessee can, at his own cost, make changes to the leased property if the Lessor agrees.

12.2	The Lessor decides the outside look of the property.

13.	The returning of the leased property

13.1	At the end of the lease term the Lessee shall return the property in the same condition as it was when he got the property, excluding reasonable wear and depreciation. The Lessee shall clean the property prior to returning it.

14.	Assignment

14.1	The Lessor can assign and mortgage the property according to this agreement.

15.	Damage

15.1	The Lessee is responsible for damage which is not paid by insurance and is caused by his employees or others who are visiting the property on his behalf. That applies also to damage which is caused by his operations.

16.	Guarantee

16.1	The Lessee shall provide the Lessor within one month of the signing of this Agreement, with a stand by letter of credit in the amount of six (6) months rent according to article 4.4. and 5.1., total ISK 13.890.654. The Parties may negotiate for a different form of this guarantee. A declaration from Landsbanki Islands on their commitment to issue such a guarantee is enclosed at appendix 4.

17.	Termination

17.1	If the Lessee will not pay the rent on time or does not fulfill the Agreement significantly the Lessor can terminate the contract and the Lessee then has the obligation to vacate the property. If the Lessee does not clear out voluntarily the Lessor can let public authorities clear out the property.

17.2	It will be considered significant non-performance which allows the termination of the contract if the Lessee:

1) Has not paid the rent one month after it is due

2) If the Lessee use in another way than agreed upon

3) If he misconduct his sub-lease

4) If the Lessee spoils the leased property due to carelessness

5) If the letter of credit is no longer valid

17.3	In all cases the Lessor must send announcement to the Lessee that he is going to use the termination and give him opportunity to cure.

17.4	If the Lessor does not fulfill the agreement significantly the Lessee can terminate the agreement by availing himself of lawful measures after giving the Lessee the opportunity to cure.

18.	The end of the lease

18.1	When the Lessee clears out of the property he shall deliver the property to the Lessor in the same condition as he got it, reasonable wear and tear excepted.

19.	Interpretation

19.1	The agreement shall be interpreted according to the Icelandic Lease Law no. 36/1994.

20.	Procedure

20.1	If a case arises in a court of law because of this contract the jurisdiction shall be the district court of Reykjavik.

This agreement is made in 3 copies. One for each party and one for public registration.

Reykjaví 10 June 2005

On behalf of the Lessee,	On behalf of the Lessor,

/s/ Sigridur Valgeirsdottir	/s/

Witnesses:

/s/

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